UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2022

Adagio Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40703	85-1403134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 178 Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 819-0080

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ADGI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of David Hering, M.B.A. as Chief Executive Officer and Director

On July 5, 2022 (the “Effective Date”), the Board of Directors (the “Board”) of Adagio Therapeutics, Inc. (the “Company”) appointed David Hering, M.B.A., age 47, as the Company’s Chief Executive Officer. In connection with his appointment as Chief Executive Officer of the Company, the Board also appointed Mr. Hering as a Class III director with his term expiring at the Company’s 2024 annual meeting of stockholders.

Mr. Hering served as the Company’s Interim Chief Executive Officer from February 2022 until the Effective Date, and as Chief Operating Officer from June 2021 until the Effective Date. Prior to joining the Company, Mr. Hering served as the Head of the mRNA Global Franchise Business of Pfizer, Inc., a pharmaceutical company, from April 2021 to June 2021, the President of North America Vaccines of Pfizer, Inc. from December 2018 to April 2021 and the Vaccines Commercial Officer of Pfizer, Inc. from June 2015 to December 2018. Before joining Pfizer in 2015, Mr. Hering spent seven years at Novartis Vaccines, a pharmaceutical company, where he held the position of Head of the North America Region. Mr. Hering received an M.B.A. from Harvard Business School and a B.S. in Operations Research and Industrial Engineering from Cornell University.

In connection with Mr. Hering’s appointment, the Company entered into a new employment agreement (the “Employment Agreement”) with Mr. Hering, which Employment Agreement superseded Mr. Hering’s previous employment agreement, dated August 5, 2021, and all amendments thereto in its entirety. The Employment Agreement provides that Mr. Hering’s employment will continue until either the Company or Mr. Hering terminates Mr. Hering’s employment in accordance with the terms of the Employment Agreement. In addition, the Company and Mr. Hering had previously entered into an Employee Proprietary Information and Inventions Assignment Agreement, which, among other things, prohibits him from competing with the Company, soliciting the Company’s employees and customers and disclosing confidential information during the term of his employment and for a specified time thereafter.

Pursuant to the Employment Agreement, Mr. Hering is entitled to receive an annual base salary of $600,000, which will be reviewed at least annually and will be subject to adjustment from time to time, as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”). In addition, pursuant to the Employment Agreement, Mr. Hering is eligible to receive an annual cash bonus, which is based on the achievement of certain performance goals and objectives as reasonably determined by the Compensation Committee, calculated as a percentage of his annual base salary, and which will be determined by the Compensation Committee. Mr. Hering’s initial target annual bonus is 60% of his annual base salary. Mr. Hering’s annual bonus in respect of calendar year 2022 will be calculated based upon a blended rate of base salary, which factors in Mr. Hering’s base salary rates in effect during calendar year 2022 for his service as Chief Operating Officer, Interim Chief Executive Officer and Chief Executive Officer, pro-rated based on the portion of calendar year 2022 during which he served in each such position.

In addition, the Company granted Mr. Hering a stock option to purchase 2,000,000 shares of the Company’s common stock at an exercise price equal to the closing sales price for the Company’s common stock as quoted on the Nasdaq Stock Market on the Effective Date (the “Option Grant”). The Option Grant will vest monthly in equal installments over 48 months, commencing on the Effective Date. The Option Grant was made pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Company’s form of option award agreement (the “Award Agreement”). Mr. Hering is also eligible to receive an additional stock option to purchase up to 1,000,000 shares of the Company’s common stock (the “Additional Option Grant”), if certain goals approved by the Board on the recommendation of the Compensation Committee are achieved on or prior to December 31, 2022, with such achievement to be determined by the Board upon the recommendation of the Compensation Committee. If such performance goals are partially achieved on or prior to December 31, 2022, then Mr. Hering may receive a partial amount of the Additional Option Grant, with such partial amount to be determined by the Board in its sole and absolute discretion. The Additional Option Grant would have an exercise price equal to the fair market value of the Company’s common stock on the applicable grant date, would vest monthly in equal installments over a 48-month period commencing on the applicable grant date and would be made pursuant to the Plan.

The Employment Agreement provides for standard benefits, such as paid time off, reimbursement of business expenses, and participation in the Company’s employee benefit plans and programs. In the event that Mr. Hering’s employment ends upon death or a disability, he will be entitled to accrued obligations and payment of any unpaid annual bonus earned based on achievement of the applicable performance goals and objectives so long as his employment terminates after the completion of the calendar year but prior to the date of payment of the bonus (the “Earned Bonus”). In the event that Mr. Hering’s employment is terminated, other than during the period commencing on the earlier of (x) the signing of a definitive agreement that, if closed, would result in a “change in control” (as defined in the Plan) and (y) the date that is three months prior to the closing of a change in control and ending on the date that is 12 months following a change in control (the “Change in Control Period”), by the Company without “cause” or by him for “good reason” (each as defined in the Employment Agreement), and subject to the delivery to the Company of a separation agreement that includes a general release of claims, Mr. Hering will receive cash severance equal to the sum of 12 months of his base salary and his target bonus for the year of termination, payable in a lump sum, as well as the Earned Bonus, if applicable, outplacement services and 12 months continuation of benefits. In addition, the portion of any outstanding equity awards held by Mr. Hering as of the date of termination that would have become vested during the 12-month period following his date of termination would automatically vest as of the date of termination and remain exercisable for 180 days following such date of termination.

In the event that Mr. Hering’s employment is terminated by the Company without cause or by him for good reason, in either case, during the Change in Control Period, and subject to his delivery to the Company of a separation agreement that includes a general release of claims, Mr. Hering will receive cash severance equal to the sum of 12 months of his base salary and his target bonus for the year of termination, payable in a lump sum, as well as the Earned Bonus, if applicable, outplacement services and 12 months continuation of benefits. In such case, Mr. Hering will also be entitled to immediate acceleration and full vesting of any equity awards, as if his employment continued until the later of the date of termination (or, if later, the change in control) or the effective date of the separation agreement, and remain exercisable for 180 days following such date.

Mr. Hering previously entered into an indemnification agreement in the form previously approved by the Board, which form is filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1/A, filed with the U.S. Securities and Exchange Commission on August 2, 2021 (the “Indemnification Agreement”).

Other than with respect to the Employment Agreement, the Employee Proprietary Information and Inventions Assignment Agreement, the Award Agreement and the Indemnification Agreement, there are no arrangements or understandings between Mr. Hering and any other persons pursuant to which Mr. Hering was appointed as Chief Executive Officer of the Company or as a director. There are also no family relationships between Mr. Hering and any director or executive officer of the Company and Mr. Hering has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and is incorporated by reference in this Item 5.02.

Item 8.01.	Other Events

On July 1, 2022, the Company issued a press release announcing the results of its annual meeting of stockholders and certain changes to the Company’s Board. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference in this Item 8.01.

On July 5, 2022, the Company issued a press release announcing Mr. Hering’s appointment as Chief Executive Officer and as a director of the Company. A copy of the press release is filed herewith as Exhibit 99.2 and is incorporated by reference in this Item 8.01.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated July 5, 2022, by and between Adagio Therapeutics, Inc. and David Hering, M.B.A.

99.1	Press Release, dated July 1, 2022

99.2	Press Release, dated July 5, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAGIO THERAPEUTICS, INC.

Date: July 5, 2022	By:	/s/ Jill Andersen
Jill Andersen
Chief Legal Officer and Corporate Secretary